Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES UP 2 PERCENT;

COMPARABLE STORE SALES UP 1 PERCENT

SAN FRANCISCO — January 8, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $2.52 billion for the five-week period ended January 3, 2004, which represents a 2 percent increase compared with net sales of $2.47 billion for the same period ended January 4, 2003. The company’s comparable store sales for December 2003 increased 1 percent, compared with a 5 percent increase in December 2002.

Comparable store sales by division for December 2003 were as follows:

•	Gap U.S.: flat versus positive 2 percent last year

•	Gap International: negative 3 percent versus positive 3 percent last year

•	Banana Republic: positive 10 percent versus positive 4 percent last year

•	Old Navy: positive 2 percent versus positive 9 percent last year

“Consistent with national mall traffic trends, traffic was weakest in the first three weeks of the month. However, sales performance strengthened in weeks four and five as customers began shopping and spending just before and right after Christmas,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Importantly, throughout the month, our product and markdown strategies drove year-over-year merchandise margin improvement, with better margins at regular price and markdown.”

Year-to-date net sales of $14.9 billion for the 48 weeks ended January 3, 2004, represent an increase of 10 percent over net sales of $13.6 billion for the same period ended January 4, 2003. The company’s year-to-date comparable store sales increased 7 percent compared with a decrease of 4 percent in the prior year.

As of January 3, 2004, Gap Inc. operated 4,194 store concepts compared with 4,286 store concepts last year. The number of stores by location totaled 3,059 compared with 3,149 stores by location last year.

In a separate press release, Gap Inc. today announced that Ivy Ross is joining the company as Executive Vice President, Old Navy Product Design & Development.

Gap Inc. will announce January sales on February 5, 2004.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations:	Media Relations:
Evan Price	Jordan Benjamin
415-427-2161	415-427-4403

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